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                                                                    Exhibit 21.1

THE REGISTRY, INC.

LIST OF SUBSIDIARIES:


AMERICA'S REGISTRY, INC.
THE REGISTRY INTERNATIONAL, INC.
THE REGISTRY, INC. NETWORK CONSULTING PRACTICE
SHAMROCK COMPUTER RESOURCES, LTD.
APPLICATION RESOURCES, INC.
STERLING INFORMATION GROUP, INC.
AFC HOLDINGS (GUERNSEY) LIMITED
THE REGISTRY LTD.
JAMES DUNCAN & ASSOCIATES